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                                                                    EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated August 24, 1998, October 1, 1998 and October 7, 1998, accompanying the financial statements of Shrader Refuse and Recycling Service Company, B&B Sanitation, and J & J Sanitation, respectively. These reports and financial statements are contained in the Registration Statement and Prospectus of Waste Connections, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

Lincoln, Nebraska
January 7, 1999